RULE NO. 424(b)(5)
                                                    REGISTRATION NO. 333-68747

PROSPECTUS
----------

                            MERRILL LYNCH & CO., INC.
                   S&P MIDCAP 400 COMPOSITE STOCK PRICE INDEX
          STOCK MARKET ANNUAL RESET TERM SM NOTES DUE DECEMBER 31, 1999
                                   (SERIES A)
                                "SMART NOTES SM"

         This prospectus is to be used by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, our wholly-owned subsidiary, when making offers and sales related to market-making transactions in the SMART Notes.

         THE SMART NOTES:

         o        100% principal protection at maturity
         o        Interest payment on each June 30 and December 30
         o We will pay interest on the SMART Notes at a rate equal to the product of 65% and the percentage increase, if any, in the S&P MidCap 400 Composite Stock Price Index.
         o For each $1,000 principal amount of the SMART Notes that you own, on each payment date, you will receive not less than $30 and not more than $100
         o The SMART Notes are listed on the New York Stock Exchange under the symbol "MERIQ99"





                  INVESTING IN THE SMART NOTES INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              ---------------------

                               MERRILL LYNCH & CO.
                              ---------------------

                  The date of this prospectus is June 24, 1999.

   "SMART Notes" and "Stock Market Annual Reset Term" are registered service marks of Merrill Lynch & Co., Inc.




                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----

RISK FACTORS..............................................................3

MERRILL LYNCH & CO., INC..................................................7

RATIO OF EARNINGS TO FIXED CHARGES........................................8

DESCRIPTION OF THE SMART NOTES............................................9

THE STANDARD & POOR'S MIDCAP 400 COMPOSITE STOCK PRICE INDEX.............18

OTHER TERMS..............................................................20

WHERE YOU CAN FIND MORE INFORMATION......................................23

INCORPORATION OF INFORMATION WE FILE WITH THE SEC........................24

PLAN OF DISTRIBUTION.....................................................25

EXPERTS..................................................................25







                                  RISK FACTORS

         Your investment in the SMART Notes will involve risks. You should carefully consider the following discussion of risks before investing in the SMART Notes. In addition, you should reach an investment decision with regard to the SMART Notes only after consulting with your legal and tax advisers and considering the suitability of the SMART Notes in the light of your particular circumstances.

YOU MAY NOT EARN A RETURN ON YOUR INVESTMENT

         If the closing value of the S&P MidCap 400 Composite Stock Price Index applicable to a December payment date as described in this prospectus does not exceed the starting value of the index applicable to that December payment date as described in this prospectus by more than approximately 4.62%, you will receive only $30 for each $1,000 principal amount of your SMART Notes on that December payment date. This will be true even if at some point during the time the calculation agent determines the interest payable on the SMART Notes for each December payment date, the value of the S&P MidCap 400 Composite Stock Price Index for that year exceeded the starting value of the S&P MidCap 400 Stock Price Index for that year by more than 4.62%. The amount we will pay you annually on the SMART Notes is limited to the product of 65% and the percentage increase in S&P MidCap Composite Stock Price Index during the period between the date of the determination of the starting value of the index for that year and the date of the determination of the applicable closing value of the index for that year, and in no event will that amount exceed only $100 for each $1,000 principal amount of your SMART Notes. If the closing value of the index for a December payment date exceeds the starting value for that December payment date by more than approximately 15.38%, you would receive no more than $100 for each $1,000 principal amount of your SMART Notes for that payment period.

         You will receive no less than the $30 for each $1,000 principal amount of your SMART Notes, and we will repay you 100% of the principal amount of the SMART Notes at maturity. Therefore, the amount that we pay you at maturity may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a senior non-callable debt security of Merrill Lynch & Co., Inc. with the same maturity date. The payment of additional amounts on the SMART Notes is subject to the conditions described under "Description of Notes--Interest Payments". Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

         The amount payable on the SMART Notes based on the S&P MidCap 400 Composite Stock Price Index will not produce the same return as if you purchased the stocks underlying the S&P MidCap 400 Composite Stock Price Index and held them for a similar period because of the following:

         o the S&P MidCap 400 Composite Stock Price Index does not reflect the payment of dividends on the stocks underlying the index,

         o the annual amount we will pay you on the SMART Notes reflects only the change in the S&P MidCap 400 Composite Stock Price Index for the period between the determination of the starting value and the closing value of the S&P MidCap 400 Composite Stock Price Index applicable to each December payment date, and

         o the annual amount we will pay you is limited to 65% of the percentage increase, if any, in the S&P MidCap Composite Stock Price 400 Index during any relevant period, but will not be less than $30 per $1,000 principal amount of the SMART Notes or more than $100 per $1,000 principal amount of the SMART Notes.

THERE MAY BE AN UNCERTAIN TRADING MARKET FOR THE SMART NOTES IN THE FUTURE

         Although the SMART Notes are listed on the New York Stock Exchange under the symbol "MERIQ 99", you cannot assume that a market for the notes will continue to exist. If a market continues to exist, there can be no assurance that there will be liquidity in the trading market. The continued existence of a trading market for the notes will depend on our financial performance, and other factors, such as the increase, if any, in the value of the index. We expect that the secondary market for the SMART Notes, including prices in that market, will likely be affected by our creditworthiness and by a number of other factors. It is possible to view the SMART Notes as the economic equivalent of a debt obligation plus a series of cash settlement options; however, the SMART Notes may trade in the secondary market at a discount from the aggregate value of these economic components, if these economic components were valued and capable of being traded separately.

         If the trading market for the SMART Notes is limited and you do not wish to hold your investment until maturity, there may be a limited number of buyers for your SMART Notes. This may affect the price you receive if you sell before maturity.

MANY FACTORS AFFECT THE TRADING VALUE OF THE SMART NOTES; THESE FACTORS INTERRELATE IN COMPLEX WAYS AND THE EFFECT OF ANY ONE FACTOR MAY OFFSET OR MAGNIFY THE EFFECT OF ANOTHER FACTOR

         The trading value of the SMART Notes will be effected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the SMART Notes caused by another factor and that the effect of one factor may magnify the decrease in the trading value of the SMART Notes caused by another factor. For example, an increase in U.S. interest rates may offset some or all of any increase in the trading value of the SMART Notes attributable to another factor, such as an increase in the value of the index. The following paragraphs describe the expected impact on the trading value of the SMART Notes given a change in a specific factor, assuming all other conditions remain constant.

         RELATIVE LEVEL OF THE S&P MIDCAP 400 INDEX. We expect that the trading value of the SMART Notes will depend significantly on the extent of the excess of the expected average of the closing value of the S&P MidCap Composite Stock Price Index for a calendar year over the closing value of the S&P MidCap 400 Composite Stock Price Index on the last business day of the preceding calendar year. If, however, you sell your SMART Notes at a time this excess exists, the sale price may nevertheless be at a discount from the amount expected to be payable if this excess were to prevail until the next December payment date. Furthermore, the price at which you will be able to sell SMART Notes before a December payment date may be at a discount, which could be substantial, from the principal amount of your SMART Notes, if, at that time, the S&P MidCap 400 Composite Stock Price Index is below, equal to or not sufficiently above the closing value of the S&P MidCap 400 Composite Stock Price Index on the last business day of the immediately preceding calendar year before that December payment date. The value of the SMART Notes may also be affected by the fact that the maximum interest payment for any year is $100 for each $1,000 principal amount of the SMART Notes.

         CHANGES IN THE VOLATILITY OF THE INDEX ARE EXPECTED TO AFFECT THE TRADING VALUE OF THE SMART NOTES. If the volatility of S&P MidCap 400 Composite Stock Price Index increases, we expect the trading value of the SMART Notes to increase. If the volatility of the S&P MidCap 400 Composite Stock Price Index decreases, we expect the trading value of the SMART Notes to decrease.

         CHANGES IN THE LEVEL OF U.S. INTEREST RATES ARE EXPECTED TO AFFECT THE VALUE OF THE SMART NOTES. In general, if U.S. interest rates increase, we expect the value of the SMART Notes to decrease. If U.S. interest rates decrease, we expect the value of the Notes to increase. Interest rates may also affect the U.S. economy, and, in turn, the level of the S&P MidCap 400 Composite Stock Price Index. Rising interest rates may lower the level of the S&P MidCap 400 Composite Stock Price Index and, thus, the value of the SMART Notes. Falling interest rates may increase the level of the S&P MidCap 400 Composite Stock Price Index and, thus, may increase the value of the SMART Notes.

         THE TIME REMAINING TO DECEMBER PAYMENT DATES. We anticipate that before each December payment date, the SMART Notes may trade at a value above that which may be inferred from the level of U.S. interest rates and the S&P MidCap 400 Composite Stock Price Index. This difference will reflect a "time premium" due to expectations concerning the level of the S&P MidCap 400 Composite Stock Price Index during the period before each December payment date. As the time remaining to each December payment date decreases, however, this time premium may decrease, thus decreasing the trading value of the SMART Notes.

         AS THE TIME REMAINING TO MATURITY OF THE SMART NOTES DECREASES, THE "TIME PREMIUM" ASSOCIATED WITH THE SMART NOTES WILL DECREASE. As the number of remaining December payment dates decreases, the cumulative value of all the annual rights to receive an amount that reflects participation in the payments in excess of the minimum annual interest payment of $30 per $1,000 principal amount will decrease, thus decreasing the value of the SMART Notes. Furthermore, as the time to maturity decreases, the value of the right to receive the Minimum Annual Payment and the principal amount is expected to increase, thus increasing the value of the Note.

         CHANGES IN DIVIDEND RATES OF THE STOCKS INCLUDED IN THE INDEX ARE EXPECTED TO AFFECT THE TRADING VALUE OF THE SMART NOTES. A number of complex relationships between the relative values of the SMART Notes and dividend rates are likely to exist. If dividend rates on the stocks comprising the S&P MidCap 400 Composite Stock Price Index increase, the value of the annual right to receive an amount that reflects participation in the appreciation of the S&P MidCap 400 Index above the Starting Annual Value is expected to decrease, and consequently we expect the value of the SMART Notes to decrease. Conversely, if dividend rates on the stocks comprising the S&P MidCap 400 Composite Stock Price Index decrease, the value of the annual right to receive this amount is expected to increase and, therefore, the value of the SMART Notes is expected to increase. In general, however, rising U.S. corporate dividend rates may increase the S&P MidCap 400 Composite Stock Price Index and, in turn, increase the value of the SMART Notes. Conversely, falling U.S. dividend rates may decrease the S&P MidCap 400 Composite Stock Price Index and, in turn, decrease the value of the SMART Notes.

         CHANGES IN OUR CREDIT RATINGS MAY AFFECT THE TRADING VALUE OF THE SMART NOTES. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the SMART Notes. However, because your return on your SMART Notes is dependent upon factors in addition to our ability to pay our obligations under the SMART Notes, such as the percentage increase in the value of the index at maturity, an improvement in our credit ratings will not reduce investment risks related to the SMART Notes.

         In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the SMART Notes of a given change in most of the factors listed above will be less if it occurs later in the term of the SMART Notes than if it occurs earlier in the term of the SMART Notes. However, we expect that the effect on the trading value of the SMART Notes of a given increase in the value of the index will be greater if it occurs later in the term of the SMART Notes than if it occurs earlier in the term of the SMART Notes.

AMOUNTS PAYABLE ON THE SMART NOTES MAY BE LIMITED BY STATE LAW

         The indenture under which the SMART Notes are issued is governed by New York State law. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the SMART Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

         While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the SMART Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.





                            MERRILL LYNCH & CO., INC.

         We are a holding company that, through our U.S. and non-U.S. subsidiaries and affiliates such as Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Government Securities Inc., Merrill Lynch Capital Services, Inc., Merrill Lynch International, Merrill Lynch Capital Markets Bank Ltd., Merrill Lynch Asset Management L.P. and Merrill Lynch Mercury Asset Management, provides investment, financing, advisory, insurance, and related products on a global basis, including:

        o     securities brokerage, trading and underwriting;

        o investment banking, strategic services, including mergers and acquisitions and other corporate finance advisory activities;

        o asset management and other investment advisory and recordkeeping services;

        o trading and brokerage of swaps, options, forwards, futures and other derivatives;

        o     securities clearance services;

        o     equity, debt and economic research;

        o banking, trust and lending services, including mortgage lending and related services; and

        o     insurance sales and underwriting services.

We provide these products and services to a wide array of clients, including individual investors, small businesses, corporations, governments, governmental agencies and financial institutions.

         Our principal executive office is located at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281; our telephone number is
(212) 449-1000.

         If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

         In this prospectus, "ML&Co.", "we", "us" and "our" refer specifically to Merrill Lynch & Co., Inc., the holding company. ML&Co. is the issuer of the SMART Notes described in this prospectus.





                       RATIO OF EARNINGS TO FIXED CHARGES

         In 1998, we acquired the outstanding shares of Midland Walwyn Inc., in a transaction accounted for as a pooling-of-interests. The following information for the fiscal years 1994 through 1997 has been restated as if the two entities had always been combined.

         The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:




                                                                                             FOR THE THREE MONTHS
                                                    YEAR ENDED LAST FRIDAY IN DECEMBER               ENDED
                                                 1994     1995     1996     1997     1998       MARCH 26, 1999
                                                 ----     ----     ----     ----     ----       --------------


Ratio of earnings to fixed charges(a)             1.2      1.2      1.2      1.2      1.1             1.3



----------
(a) The effect of combining Midland Walwyn did not change the ratios reported for the fiscal years 1994 through 1997.

         For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges, excluding capitalized interest and preferred security dividend requirements of subsidiaries. "Fixed charges" consist of interest costs, the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.





                         DESCRIPTION OF THE SMART NOTES

         The SMART Notes were issued as a series of senior debt securities under the 1983 Indenture which is more fully described in this prospectus.

         The SMART Notes will mature, and the principal of the SMART Notes will be repayable at par, on December 31, 1999.

         The SMART Notes are not subject to redemption before maturity by ML&Co. or at the option of any beneficial owner. Upon the occurrence of an Event of Default with respect to the SMART Notes, however, beneficial owners of the SMART Notes or the trustee may accelerate the maturity of the SMART Notes, as described under "Description of Notes--Events of Default and Acceleration" and "Other Terms--Events of Default" in this prospectus.

         The SMART Notes were issued in denominations of $1,000 and integral multiples of $1,000.

         Interest Payments

         For each full calendar year, ML&Co. will pay interest in an amount equal to the following for each $1,000 principal amount of SMART Notes:

                  $1,000 X Annual Percent Appreciation X  Participation Rate

provided, however, that the per annum amount payable as a result of the foregoing on the SMART Notes will not be less than the Minimum Annual Payment or greater than the Maximum Annual Payment. The table below specifies the Minimum Annual Payment and the Maximum Annual Payment on a per annum basis or 2% per annum per $1,000 principal amount of SMART Notes as well as the Participation Rate.

        Minimum Annual Payment...............................    $30    (3%)
        Maximum Annual Payment...............................   $100   (10%)
        Participation Rate...................................           65%

         The "ANNUAL PERCENT APPRECIATION" applicable to the determination of the amount payable in any year will equal:

         o  the Ending Annual Value minus the Starting Annual Value, divided by

         o  the Starting Annual Value.

         The "STARTING ANNUAL VALUE" applicable to the determination of the amount payable in a calendar year will equal the closing value of the S&P MidCap 400 Composite Stock Price Index on the first NYSE Business Day in that year on which a Market Disruption Event has not occurred as determined by State Street Bank and Trust Company, the calculation agent; provided, however, that if a Market Disruption Event shall have occurred on each of the first ten NYSE Business Days in any year, then, the "STARTING ANNUAL VALUE" applicable to the determination of the amount payable in that year will equal the closing value of the S&P MidCap 400 Composite Stock Price Index on the tenth NYSE Business Day regardless of whether a Market Disruption Event occurs on that day.

         The "ENDING ANNUAL VALUE" applicable to the determination of the amount payable in a calendar year will equal the closing value of the S&P MidCap 400 Composite Stock Price Index on the seventh scheduled NYSE Business Day preceding the end of that year, including December 31 if it is a scheduled NYSE Business Day, as determined by the calculation agent, unless a Market Disruption Event has occurred on that day. In the event that a Market Disruption Event has occurred on the seventh scheduled NYSE Business Day preceding the end of that year, the "ENDING ANNUAL VALUE" applicable to the determination of the amount payable in that year will equal the closing value of the S&P MidCap 400 Composite Stock Price Index on the sixth scheduled NYSE Business Day preceding the end of that year regardless of whether that day is a NYSE Business Day or a Market Disruption Event occurs on that day. The calculation agent will determine the seventh scheduled NYSE Business Day, and, if necessary, the sixth scheduled NYSE Business Day before each December payment date.

         If the Ending Annual Value applicable to that December payment date does not exceed the Starting Annual Value applicable to that December payment date by more than approximately 4.62%, beneficial owners of the SMART Notes will receive only the Minimum Annual Payment on that December payment date, even if the value of the S&P MidCap 400 Index at some point between the determination of the applicable Starting Annual Value and the determination of the applicable Ending Annual Value exceeded that Starting Annual Value by more than approximately 4.62%. If the Ending Annual Value applicable to a December payment date exceeds the Starting Annual Value applicable to that December payment date by more than approximately 15.38%, the beneficial owners of the SMART Notes would receive only the Maximum Annual Payment for the applicable payment period.

         "CALCULATION DAY" is any day on which a Starting Annual Value or an Ending Annual Value is required to be calculated.

         A "NYSE BUSINESS DAY" is a day on which The New York Stock Exchange is open for trading. All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, in the absence of manifest error, shall be conclusive for all purposes and binding on ML&Co. and beneficial owners of the SMART Notes.

         All percentages resulting from any calculation on the SMART Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward, e.g., 9.876545%, or
 .09876545, would be rounded to 9.87655%, or, .0987655, and all dollar amounts used in or resulting from that calculation will be rounded to the nearest cent with one-half cent being rounded upwards.

         "MARKET DISRUPTION EVENT" means either of the following events, as determined by the calculation agent:

         (a) the suspension or material limitation on trading during significant market fluctuations shall be considered "material" for purposes of this definition, in each case, for more than two hours of trading in 80 or more of the securities included in the S&P MidCap 400 Index, or

         (b) the suspension or material limitation, in each case for more than two hours of trading in

          (1) futures contracts related to the S&P MidCap 400 Composite Stock Price Index which are traded on the Chicago Mercantile Exchange or

          (2) option contracts related to the S&P MidCap 400 Composite Stock Price Index which are traded on the American Stock Exchange.

         For the purposes of clause (a) above, any limitations on trading during significant market fluctuations under New York Stock Exchange Rule 80A, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered "material".

         For the purposes of this definition, a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange.

         Interest Payment Dates

         ML&Co. will make semiannual interest payments on the SMART Notes on June 30 and December 31 of each year ("June Payment Dates" and "December Payment Dates", respectively), except as described in this prospectus, to the persons in whose names the SMART Notes are registered on the next preceding June 29 or December 30. For each SMART Note, ML&Co. will pay half of the Minimum Annual Payment for each calendar year on the June Payment Date, and will pay the balance of the annual amount payable on each SMART Note for that year on the December Payment Date.

         Notwithstanding the foregoing, if it is known at least three Business Days before December 31 that December 31 will not be a Business Day, the amount payable by ML&Co. with respect to a December Payment Date for Series A SMART Notes will be made on the Business Day immediately preceding that December 31 to the persons in whose names the SMART Notes are registered on the second Business Day immediately preceding that December 31.

         S&P MidCap 400 Index

         The following table illustrates hypothetical annual payments on the SMART Notes using assumed changes in the S&P MidCap 400 Composite Stock Price Index. The numbers below are shown for illustrative purposes only and are not intended to predict either the future levels of the S&P MidCap 400 Index or the payments to be received on the SMART Notes.

                        HYPOTHETICAL SMART NOTE PAYMENTS


                                                                                                    HYPOTHETICAL
                      HYPOTHETICAL                                 INDEX                             ANNUALIZED
                        STARTING        HYPOTHETICAL ENDING       PERCENT       PARTICIPATION          SMART
YEAR                 ANNUAL VALUE(1)      ANNUAL VALUE(2)          CHANGE           RATE        NOTE PAYMENT RATE(3)
-----                ---------------    -------------------       ---------     -------------   --------------------

1 .............           163                 180                  10.43%            65%                 6.78%
2 .............           178                 206                  15.73%            65%                10.00%**
3 .............           208                 174                 -16.35%            65%                 3.00%*
4 .............           174                 218                  25.29%            65%                10.00%**
5 .............           217                 216                  -0.46%            65%                 3.00%*
6 .............           219                 284                  29.68%            65%                10.00%**
7 .............           283                 310                   9.54%            65%                 6.20%





(1) Assumed closing value of the S&P MidCap 400 Index on the first NYSE Business Day of each year.
(2) Assumed closing value of the S&P MidCap 400 Index on the seventh scheduled NYSE Business Day before the end of each year.
(3)   Simple interest basis.
  * Minimum Annual Payment, $30 per $1,000 principal amount (3% per annum). ** Maximum Annual Payment, $100 per $1,000 principal amount (10% per annum).

         The above figures are for purposes of illustration only. The actual amount payable in any year on the SMART Notes will depend entirely on the Starting Annual Value and Ending Annual Value applicable to that year determined by the calculation agent as provided in this prospectus and the Minimum Annual Payment, Maximum Annual Payment and Participation Rate.

         You should review the historical performance of the S&P MidCap 400 Composite Stock Price Index. The historical performance of the S&P MidCap 400 Composite Stock Price Index should not be taken as an indication of future performance, and no assurance can be given that the S&P MidCap 400 Composite Stock Price Index will increase sufficiently during any calendar year to cause the beneficial owners of the SMART Notes to receive an amount in excess of the Minimum Annual Payment during any that calendar year.

DISCONTINUANCE OF THE S&P MIDCAP 400 COMPOSITE STOCK PRICE INDEX

         If S&P discontinues publication of the S&P MidCap 400 Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the S&P MidCap 400 Composite Stock Price Index (that index being referred to in this prospectus as a "SUCCESSOR INDEX"), then, upon the calculation agent's notification of its determination to the trustee and ML&Co., the calculation agent will substitute the Successor Index as calculated by S&P or that other entity for the S&P MidCap 400 Composite Stock Price Index and calculate the Starting Annual Value and/or the Ending Annual Value as described above. Upon any selection by the calculation agent of a Successor Index, ML&Co. shall cause notice to be published in The Wall Street Journal or another newspaper of general circulation within three Business Days of that selection.

         If the S&P MidCap 400 Composite Stock Price Index is unavailable or S&P discontinues publication of the S&P MidCap 400 Index and a Successor Index is not selected by the calculation agent or is no longer published on any of the Calculation Days, the value to be substituted for the S&P MidCap 400 Composite Stock Price Index for that Calculation Day used to calculate the Starting Annual Value or Ending Annual Value, as the case may be, will be calculated as described below.

         If a Successor Index is selected or the calculation agent calculates a value as a substitute for the S&P MidCap 400 Composite Stock Price Index as described below, the Successor Index or value shall be substituted for the S&P MidCap 400 Composite Stock Price Index for all purposes.

         If at any time the method of calculating the S&P MidCap 400 Composite Stock Price Index, or its value, is changed in a material respect, or if the S&P MidCap 400 Composite Stock Price Index is in any other way modified so that the Index does not, in the opinion of the calculation agent, fairly represent the value of the S&P MidCap 400 Composite Stock Price Index had the changes or modifications not been made, then, from and after that time, the calculation agent shall, at the close of business in New York, New York, on each Calculation Date, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the S&P MidCap 400 Composite Stock Price Index as if the changes or modifications had not been made, and calculate the closing value with reference to the S&P MidCap 400 Composite Stock Price Index, as adjusted. Accordingly, if the method of calculating the S&P MidCap 400 Composite Stock Price Index is modified so that the value of the Index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split in the Index, then the calculation agent shall adjust the Index in order to arrive at a value of the S&P MidCap 400 Composite Stock Price Index as if it had not been modified, e.g., as if the split had not occurred.

         If the S&P MidCap 400 Composite Stock Price Index is unavailable or the publication of the S&P MidCap 400 Composite Stock Price Index is discontinued and S&P or another entity does not publish a Successor Index on any of the Calculation Days, the value to be substituted for the S&P MidCap 400 Composite Stock Price Index for any Calculation Day will be the value computed by the calculation agent for each that Calculation Day in accordance with the following procedures:

         (a) identifying the component stocks of the S&P MidCap 400 Composite Stock Price Index or any Successor Index as of the last date on which either of the indices was calculated by S&P or another entity and published by S&P or that other entity (each component stock is a "LAST COMPONENT STOCK");

         (b) for each Last Component Stock, calculating as of each that NYSE Business Day the product of the market price per share and the number of the then outstanding shares (that product referred to as the "MARKET VALUE" of that stock), by reference to

             o the closing market price per share of that Last Component Stock as quoted by the New York Stock Exchange or the American Stock Exchange or any other registered national securities exchange that is the primary market for that Last Component Stock, or if no quotation is available, then the closing market price as quoted by any other registered national securities exchange or the National Association of Securities Dealers Automated Quotation National Market System, or if no price is quoted, then the market price from the best available source as determined by the calculation agent and

             o the most recent publicly available statement of the number of outstanding shares of that Last Component Stock;

         (c) aggregating the Market Values obtained in clause (b) for all Last Component Stocks;

         (d)      ascertaining  the Base  Value,  as  defined  below  under "The
                  Standard & Poor's MidCap 400 Index--Computation of the S&P MidCap 400 Index", in effect as of the last day on which either the S&P MidCap 400 Index or any Successor Index was published by S&P or another entity, adjusted as described below;

         (e) dividing the aggregate Market Value of all Last Component Stocks by the Base Value, adjusted as described above;

         (f) multiplying the resulting quotient, expressed in decimals, by 100.

         If any Last Component Stock is no longer publicly traded on any registered national securities exchange or in the over-the-counter market, the last available market price per share for that Last Component Stock as quoted by any registered national securities exchange or in the over-the-counter market, and the number of outstanding shares at that time, will be used in computing the last available Market Value of that Last Component Stock. That Market Value will be used in all computations of the S&P MidCap 400 Index thereafter.

         If a company that has issued a Last Component Stock and another company that has issued a Last Component Stock are consolidated to form a new company, the common stock of the new company will be considered a Last Component Stock and the common stocks of the constituent companies will no longer be considered Last Component Stocks. If any company that has issued a Last Component Stock merges with, or acquires, a company that has not issued a Last Component Stock, the common stock of the surviving corporation will, upon the effectiveness of that merger or acquisition, be considered a Last Component Stock. In each that case, the Base Value will be adjusted so that the Base Value immediately after that consolidation, merger or acquisition will equal:

         o    the Base Value immediately before that event, multiplied by

         o the quotient of the aggregate Market Value of all Last Component Stocks immediately after that event, divided by the aggregate Market Value for all Last Component Stocks immediately before that event.

         If a company that has issued a Last Component Stock issues a stock dividend, declares a stock split or issues new shares pursuant to the acquisition of another company, then, in each case, the Base Value will be adjusted in accordance with the formula described below so that the Base Value immediately after the time the particular Last Component Stock commences trading ex-dividend, the effectiveness of the stock split or the time new shares of that Last Component Stock commence trading equals:

         o    the Base Value immediately before that event, multiplied by

         o the quotient of the aggregate Market Value for all Last Component Stocks immediately after that event, divided by the aggregate Market Value of all Last Component Stocks immediately before that event.

The Base Value used by the calculation agent to calculate the value described above will not necessarily be adjusted in all cases in which S&P, in its discretion, might adjust the Base Value, as described below under "The Standard & Poor's MidCap 400 Composite Stock Price Index--Computation of the S&P MidCap 400 Composite Stock Price Index".

         If S&P discontinues publication of the S&P MidCap 400 Composite Stock Price Index before the period during which the amount payable with respect to any year is to be determined and the calculation agent determines that no Successor Index is available at that time, then on each NYSE Business Day until the earlier to occur of

         o the determination of the amount payable with respect to that year or

         o a determination by the calculation agent that a Successor Index is available, the calculation agent shall determine the value that would be used in computing the amount payable with respect to that year by reference to the method set forth in clauses (a) through
              (f) in the fourth preceding paragraph above as if that day were a Calculation Day. The calculation agent will cause notice of each value to be published not less often than once each month in the Wall Street Journal or another newspaper of general circulation, and arrange for information with respect to these values to be made available by telephone. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P MidCap 400 Composite Stock Price Index may adversely affect trading in the SMART Notes.

         Events of Default and Acceleration

         In case an Event of Default with respect to any SMART Notes has occurred and is continuing, the amount payable to a beneficial owner of a SMART Note upon any acceleration permitted by the SMART Notes, will equal:

         o    the principal amount of the SMART Note, plus

         o an additional amount, if any, of interest calculated as though the date of early repayment were a December payment date and prorated through that date of early repayment based on the ratio of the number of days from and including the date the Starting Annual Value applicable to that year is determined to but excluding the date of early repayment, computed on the basis of a year consisting of 360 days of twelve 30-day months, divided by 360.

         If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a Note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the Note plus an additional amount, if any, of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the Notes.

         Global Securities

         Description of the Global Securities

         Beneficial owners of the SMART Notes may not receive physical delivery of the securities nor may they be entitled to have the securities registered in their names. The SMART Notes are represented by one or more fully registered global securities. Each global security has been deposited with, or on behalf of, The Depository Trust Company or DTC (DTC, together with any successor, being a "depositary"), as depositary, registered in the name of Cede & Co, DTC's partnership nominee. Unless and until it is exchanged in whole or in part for SMART Notes in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to that depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

         So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the SMART Notes represented by a global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the securities represented by a global security are not entitled to have the SMART Notes represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the SMART Notes in definitive form and are not considered the owners or holders under the 1983 Indenture, including for purposes of receiving any reports delivered by ML&Co. or the trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take action, and those participants would authorize beneficial owners owning through those participants to give or take action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         DTC Procedures

         The following is based on information furnished by DTC:

         DTC is the securities depositary for the securities. The securities have been issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee. One or more fully registered global securities have been issued for the SMART Notes in the aggregate principal amount of that issue, and has been deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

         Purchases of securities under DTC's system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

         To facilitate subsequent transfers, all securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC's records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Neither DTC nor Cede & Co. will consent or vote with respect to the securities. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the securities are credited on the record date.

         Principal, premium, if any, and/or interest, if any, payments on the SMART Notes will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of that participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of these payments to direct participants is the responsibility of DTC, and disbursement of these payments to the beneficial owners is the responsibility of direct and indirect participants.

         Exchange for Certificated Securities

         (a) If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

         (b) ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, and

         (c) an Event of Default under the 1983 Indenture has occurred and is continuing with respect to the securities,

the global securities will be exchangeable for securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples of $1,000. The definitive securities will be registered in the name or names as the depositary shall instruct the trustee. It is expected that these instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

         In addition, ML&Co. may decide to discontinue use of the system of book-entry transfers through the depositary. In that event, SMART Notes in definitive form will be printed and delivered.

         The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.






         THE STANDARD & POOR'S MIDCAP 400 COMPOSITE STOCK PRICE INDEX

         All disclosure contained in this prospectus regarding the S&P MidCap 400 Composite Stock Price Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information prepared by S&P as of April 16, 1993. Neither ML&Co. nor MLPF&S take any responsibility for that information.

         The S&P MidCap 400 Composite Stock Price Index is published by S&P and is intended to provide an indication of the pattern of price movements of common stocks of corporations having mid-market capitalization. The calculation of the value of the S&P MidCap 400 Composite Stock Price Index is based on the relative value of the aggregate Market Value of the common stocks of 400 companies as of a particular time as compared to the aggregate average Market Value of the common stocks of 400 substantially similar companies on December 31, 1990.

         The 400 companies are not the largest companies listed on The New York Stock Exchange.

         S&P chooses companies for inclusion in the S&P MidCap 400 Composite Stock Price Index with the aim of achieving for companies of mid-market capitalization a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which S&P uses as an assumed model for the composition of the total market with respect to these mid-market corporations. Relevant criteria employed by S&P in selecting companies for the S&P MidCap 400 Composite Stock Price Index include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the Market Value and trading activity of the common stock of that company.

         The value of the S&P MidCap 400 Composite stock Price Index is available through S&P's website located at http://www.spglobal.com.

         Computation of the S&P MidCap 400 Composite Stock Price Index

         As of April 16, 1993, S&P computed the S&P MidCap 400 Composite Stock Price Index as of a particular time as follows:

                  (a) the Market Value of each component stock is determined as of that time;

                  (b) the Market Values of all component stocks as of that time, as determined under clause (1) above, are aggregated;

                  (c) the  Market  Values as of  December  31,  1990 (the  "BASE
         PERIOD") of the common stock of each company in a group of 400 substantially similar companies is determined;

                  (d) the Market Values of all common stocks as of the Base Period, as determined under clause (c) above, are aggregated, the aggregate amount being referred to as the "Base Value";

                  (e) the aggregate Market Value of all component stocks as of that time, as determined under clause (b) above, is divided by the Base Value; and

                  (f) the resulting quotient or expressed in decimals is multiplied by 100.

         While S&P currently employs the above methodology to calculate the S&P MidCap 400 Composite Stock Price Index, no assurance can be given that S&P will not modify or change the methodology in a manner that may affect the amounts payable on any December Payment Date to beneficial owners of the SMART Notes.

         S&P adjusts the foregoing formula to negate the effect of changes in the Market Value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. These changes may result from events including the issuance of stock dividends, the granting to shareholders of rights to purchase additional shares of stock, the purchase of additional shares of stock by employees pursuant to employee benefit plans, certain consolidations and acquisitions, the granting to shareholders of rights to purchase other securities of ML&Co., the substitution by S&P of particular component stocks in the S&P MidCap 400 Composite Stock Price Index and other reasons. In all these cases, S&P first recalculates the aggregate Market Value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that component stock or both, as the case may be, and then determines the New Base Value in accordance with the following formula:

    Old Base Value  X  (   New Market Value  )   =  New Base Value
                       ( ------------------- )
                       (   Old Market Value  )

The result is that the Base Value is adjusted in proportion to any change in the aggregate Market Value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the S&P MidCap 400 Composite Stock Price Index.

         You should review the historical performance of the S&P MidCap 400 Composite Stock Price Index. The historical performance of the S&P MidCap 400 Composite Stock Price Index should not be taken as an indication of future performance, and no assurance can be given that the S&P MidCap 400 Composite
Stock Price Index will increase sufficiently to cause the beneficial owners of the SMART Notes to receive an amount in excess of the principal amount at the maturity of the SMART Notes.

         License Agreement

         S&P and Merrill Lynch Capital Services, Inc. have entered into a non-exclusive license agreement providing for the license to Merrill Lynch Capital Services, Inc., in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain securities, including the Notes, and ML&Co. is an authorized sub-licensee of S&P.

        The license agreement between S&P and Merrill Lynch Capital Services, Inc. provides that the following language must be stated in this prospectus:

              "The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the Holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P MidCap 400 Index to track general stock market performance. S&P's only relationship to
              Merrill Lynch Capital Services, Inc. and ML&Co., other than transactions entered into in the ordinary course of business, is the licensing of certain service marks and trade names of S&P and of the S&P MidCap 400 Index which is determined, composed and calculated by S&P without regard to ML&Co. or the SMART Notes. S&P has no obligation to take the needs of ML&Co. or the Holders of the Notes into consideration in determining, composing or calculating the S&P MidCap 400 Composite Stock Price Index. S&P is not responsible for and has not participated in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes."

         S&P does not guarantee the accuracy and/or the completeness of the S&P MidCap 400 Index or any data included in the S&P MidCap 400 Index. S&P makes no warranty, express or implied, as to results to be obtained by ML&Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, holders of the SMART Notes, or any other person or entity from the use of the S&P MidCap 400 Index or any data included therein in connection with the rights licensed under the license agreement described herein or for any other use. S&P makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the S&P MidCap 400 Index or any data included in the S&P MidCap 400 Index without limiting any of the foregoing, in no event shall S&P have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of such damages.


                                   OTHER TERMS

         ML&Co. issued the SMART Notes as a series of senior debt securities under the 1983 Indenture, dated as of April 1, 1983, as amended and restated, between ML&Co. and The Chase Manhattan Bank, as trustee. A copy of the 1983 Indenture is filed as an exhibit to the registration statement relating to the SMART Notes of which this prospectus is a part. The following summaries of the material provisions of the 1983 Indenture are not complete and are subject to, and qualified in their entirety by reference to, all provisions of the 1983 Indenture, including the definitions of terms in the 1983 Indenture.

         ML&Co. may issue series of senior debt securities from time to time under the 1983 Indenture, without limitation as to aggregate principal amount, in one or more series and upon terms as ML&Co. may establish under the provisions of the 1983 Indenture.

         The 1983 Indenture and the SMART Notes are governed by and are construed in accordance with the laws of the State of New York.

         ML&Co. may issue senior debt securities with terms different from those of senior debt securities previously issued, and issue additional senior debt securities of a previously issued series of senior debt securities.

         The senior debt securities are unsecured and rank equally with all other unsecured and unsubordinated indebtedness of ML&Co. However, because ML&Co. is a holding company, the rights of ML&Co. and its creditors, including the holders of senior debt securities, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise are necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize claims of ML&Co. itself as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Exchange Act, and under rules of exchanges and other regulatory bodies.

LIMITATIONS UPON LIENS

         ML&Co. may not, and may not permit any majority-owned subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money secured by a pledge, lien or other encumbrance, other than those liens specifically permitted by the 1983 Indenture, on the Voting Stock owned directly or indirectly by ML&Co. of any majority-owned subsidiary, other than a majority-owned subsidiary which, at the time of the incurrence of the secured indebtedness, has a net worth of less than $3,000,000, unless the outstanding senior debt securities are secured equally and ratably with the secured indebtedness.

         "Voting Stock" is defined in the 1983 Indenture as the stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation provided that, for the purposes of the 1983 Indenture, stock that carries only the right to vote conditionally on the occurrence of an event is not considered voting stock whether or not the event has happened.

LIMITATION ON DISPOSITION OF VOTING STOCK OF, AND MERGER AND SALE OF ASSETS BY, MLPF&S

         ML&Co. may not sell, transfer or otherwise dispose of any Voting Stock of MLPF&S or permit MLPF&S to issue, sell or otherwise dispose of any of its Voting Stock, unless, after giving effect to any transaction, MLPF&S remains a Controlled Subsidiary.

         "Controlled Subsidiary" is defined in the 1983 Indenture to mean a corporation more than 80% of the outstanding shares of Voting Stock of which are owned directly or indirectly by ML&Co.

         In addition, ML&Co. may not permit MLPF&S to:

         o merge or consolidate, unless the surviving company is a Controlled Subsidiary, or

         o convey or transfer its properties and assets substantially as an entirety, except to one or more Controlled Subsidiaries.

MERGER AND CONSOLIDATION

        ML&Co. may consolidate or merge with or into any other corporation and ML&Co. may sell, lease or convey all or substantially all of its assets to any corporation, provided that:

        o the resulting corporation, if other than ML&Co., is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of ML&Co.'s obligations

              o pay any amounts due and payable or deliverable with respect to all the senior debt securities; and

              o perform and observe all of ML&Co.'s obligations under the 1983 Indenture, and

        o ML&Co. or the successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the 1983 Indenture.

MODIFICATION AND WAIVER

         ML&Co. and the trustee may modify and amend the 1983 Indenture with the consent of holders of at least 66 2/3% in principal amount of each outstanding series of senior debt securities affected. However, without the consent of each holder of any outstanding senior debt security affected, no amendment or modification to the 1983 Indenture may:

         o change the stated maturity date of the principal of, or any installment of interest or Additional Amounts payable on, any senior debt security or any premium payable on redemption, or change the redemption price;

         o reduce the principal amount of, or the interest or Additional Amounts payable on, any senior debt security or reduce the amount of principal which could be declared due and payable before the stated maturity date;

         o change the place or currency of any payment of principal or any premium, interest or Additional Amounts payable on any senior debt security;

         o impair the right to institute suit for the enforcement of any payment on or with respect to any senior debt security;

         o reduce the percentage in principal amount of the outstanding senior debt securities of any series, the consent of whose holders is required to modify or amend the 1983 Indenture; or

         o modify the foregoing requirements or reduce the percentage of outstanding senior debt securities necessary to waive any past default to less than a majority.

No modification or amendment of ML&Co.'s Subordinated Indenture or any Subsequent Indenture for subordinated debt securities may adversely affect the rights of any holder of ML&Co.'s senior indebtedness without the consent of each holder affected. The holders of at least a majority in principal amount of outstanding senior debt securities of any series may, with respect to that series, waive past defaults under the 1983 Indenture and waive compliance by ML&Co. with provisions in the 1983 Indenture, except as described under "--Events of Default".

EVENTS OF DEFAULT

         Each of the following will be Events of Default with respect to senior debt securities of any series:

         o default in the payment of any interest or Additional Amounts payable when due and continuing for 30 days;

         o    default in the payment of any principal or premium when due;

         o    default in the deposit of any sinking fund payment, when due;

         o default in the performance of any other obligation of ML&Co. contained in the 1983 Indenture for the benefit of that series or in the senior debt securities of that series, continuing for 60 days after written notice as provided in the 1983 Indenture;

         o specified events in bankruptcy, insolvency or reorganization of ML&Co.; and

         o any other Event of Default provided with respect to senior debt securities of that series which are not inconsistent with the 1983 Indenture.

         If an Event of Default occurs and is continuing for any series of senior debt securities, other than as a result of the bankruptcy, insolvency or reorganization of ML&Co., the trustee or the holders of at least 25% in principal amount of the outstanding senior debt securities of that series may declare all amounts, or any lesser amount provided for in the senior debt securities, due and payable or deliverable immediately. At any time after a declaration of acceleration has been made with respect to senior debt securities of any series but before the trustee has obtained a judgment or decree for payment of money, the holders of a majority in principal amount of the outstanding senior debt securities of that series may rescind any declaration of acceleration and its consequences, if all payments due, other than those due as a result of acceleration, have been made and all Events of Default have been remedied or waived.

         The holders of a majority in principal amount or aggregate issue price of the outstanding senior debt securities of that series may waive any Event of Default with respect to that series, except a default:

         o in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

         o in respect of an obligation or provision of the 1983 Indenture which cannot be modified under the terms of that Indenture without the consent of each holder of each outstanding security of each series of senior debt securities affected.

         The holders of a majority in principal amount of the outstanding senior debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to those senior debt securities, provided that any direction shall not be in conflict with any rule of law or the 1983 Indenture. Before proceeding to exercise any right or power under the 1983 Indenture at the direction of the holders, the trustee shall be entitled to receive from the holders reasonable security or indemnification against the costs, expenses and liabilities which might be incurred by it in complying with any direction.

         The SMART Notes and other series of senior debt securities issued under the 1983 Indenture do not have the benefit of any cross-default provisions with other indebtedness of ML&Co.

         ML&Co. is required to furnish to the trustee annually a statement as to the fulfillment by ML&Co. of all of its obligations under the 1983 Indenture.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         We have filed a registration statement on Form S-3 with the SEC covering the SMART Notes and other securities. For further information on ML&Co. and the SMART Notes, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.





                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

         The SEC allows us to incorporate by reference the information we file with them, which means:

         o    incorporated documents are considered part of the prospectus;

         o we can disclose important information to you by referring you to those documents; and

         o information that we file with the SEC will automatically update and supersede this incorporated information.

         We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

         o    annual report on Form 10-K for the year ended December 25, 1998;

         o    quarterly report on Form 10-Q for the period ended March 26, 1999;
              and

         o current reports on Form 8-K dated December 28, 1998, January 19, 1999, February 17, 1999, February 18, 1999, February 22, 1999,
              February 23, 1999, March 26, 1999, April 13, 1999, April 19, 1999,
              May 26, 1999, May 28, 1999 and June 1, 1999.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed:

         o    reports filed under Sections 13(a) and (c) of the Exchange Act;

         o    definitive proxy or information  statements filed under Section 14
              of  the   Exchange   Act  in   connection   with  any   subsequent
              stockholders' meeting; and

         o    any reports filed under Section 15(d) of the Exchange Act.

         You should rely only on information contained or incorporated by reference in this prospectus. We have not, and MLPF&S has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and MLPF&S is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

         You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address: Mr. Lawrence
M. Egan, Jr., Corporate Secretary's Office, Merrill Lynch & Co., Inc., 100 Church Street, New York, New York 10080-6512, Telephone: (212) 602-8435.






                              PLAN OF DISTRIBUTION

         This prospectus has been prepared in connection with secondary sales of the SMART Notes and is to be used by MLPF&S when making offers and sales related to market-making transactions in the SMART Notes.

         MLPF&S  may  act  as   principal   or  agent  in  these   market-making
transactions.

         The SMART Notes may be offered on the NYSE or off the exchange in negotiated transactions or otherwise.

         The distribution of the SMART Notes will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.


                                     EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion and which report on the consolidated financial statements includes an explanatory paragraph for the change in accounting method for certain internal-use software development costs), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         With respect to unaudited interim financial information for the periods included in the Quarterly Reports on Form 10-Q which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in such Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any such report on unaudited interim financial information because any such report is not a "report" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.